Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-120228) of Intersections, Inc. of our report dated March 24, 2006 relating to the financial statements of Chartered Marketing Services, Inc., which appears in the Current Report on Form 8-K/A of Intersections Inc. dated September 15, 2006.
PricewaterhouseCoopers LLP
Chicago, IL
September 15, 2006